Exhibit 99.1

FBL Financial Group Reports Third Quarter 2004 Results

    WEST DES MOINES, Iowa--(BUSINESS WIRE)--Nov. 1, 2004--FBL
Financial Group, Inc. (NYSE:FFG):




Financial Highlights
(Dollars in thousands, except per share data)
----------------------------------------------------------------------
                                                   Three Months Ended
                                                      September 30,
                                                    2004        2003
                                                  --------------------
Net income applicable to common stock              14,414      14,704
Operating income applicable to common stock        14,173      14,798
Earnings per common share (assuming dilution):
    Net income                                       0.49        0.51
    Operating income                                 0.49        0.52
----------------------------------------------------------------------


    FBL Financial Group, Inc. (NYSE:FFG) today announced that diluted net income per common share totaled $0.49 ($14,414,000) for the quarter ended September 30, 2004, compared to $0.51 ($14,704,000) in the year ago quarter. Net income includes the impact of realized gains and losses on investments, which was less than $0.01 per share in the third quarter of 2004 and a loss of $0.01 per share in the third quarter of 2003.
    Operating Income (a). Operating income, which excludes the impact of realized gains and losses on investments, totaled $14,173,000 for the quarter ended September 30, 2004, versus $14,798,000 in the third quarter of 2003. Diluted operating income per common share totaled $0.49 in the third quarter of 2004, compared to $0.52 in the third quarter of 2003. The primary reason for the decrease in operating income is the decline in equity income attributable to our ownership position in American Equity Investment Life Holding Company. Prior to 2004, equity income included FBL's share of American Equity's earnings, which totaled $0.05 per share in the third quarter of 2003. Following American Equity's initial public offering in December 2003, FBL's ownership percentage decreased and as a result, FBL no longer accounts for its investment under the equity method of accounting.
    (a) In addition to net income, FBL Financial Group has consistently utilized operating income, a non-GAAP financial measure commonly used in the life insurance industry, as a primary economic measure to evaluate its financial performance. Operating income equals net income adjusted to eliminate the impact of realized gains and losses on investments. Because realized gains and losses on investments may fluctuate greatly from quarter to quarter, FBL believes a measure excluding their impact is useful in analyzing core operating trends. FBL believes the combined presentation and evaluation of operating income, together with net income, provides information that may enhance an investor's understanding of FBL's underlying results and profitability. A reconciliation of net income to operating income is provided in the accompanying tables.
    Commenting on FBL's third quarter results, Chief Executive Officer Bill Oddy stated, "We are pleased to report solid operating results this quarter of $0.49 per common share. Sales from our EquiTrust Life channel continue to grow and for the quarter we had premiums collected of $173 million, up from $124 million in the second quarter. Our Farm Bureau Life channel also continues to deliver outstanding sales results and in the third quarter we posted an eight percent increase over third quarter 2003 total premiums collected."
    Product Revenues Up. Premiums and product charges for the third quarter of 2004 increased three percent to $53,801,000 from $52,324,000 in the third quarter of 2003. Interest sensitive and index product charges increased seven percent due to an increase in the volume of business in force, while traditional life insurance premiums were up slightly.
    Premiums collected in the third quarter of 2004 increased to $337,014,000 from $335,862,000 in the third quarter of 2003. This increase reflects $172,998,000 in premiums collected from FBL's growing EquiTrust Life channel. Premiums collected from FBL's Farm Bureau Life channel increased eight percent to $123,116,000 and premiums from the variable alliance channel increased to $6,495,000. Premiums collected under FBL's now suspended coinsurance agreement with American Equity Investment Life Insurance Company reflect only one month of activity in the quarter and declined to $30,562,000.
    Investment Income. Net investment income in the third quarter of 2004 increased eight percent to $106,807,000 from $98,541,000 in the third quarter of 2003. This increase is due to an increase in average invested assets resulting primarily from inflows from FBL's Farm Bureau Life and EquiTrust Life distribution channels and a coinsurance agreement. The annualized yield earned on average invested assets was
6.21 percent for the nine months ended September 30, 2004, compared to
6.98 percent for the same period of 2003. The 2004 yield reflects a decline in market interest rates and a decrease in fee income from bond calls and mortgage loan prepayments. Investment fee income totaled $1,127,000 in the third quarter of 2004 compared to $1,957,000 in the third quarter of 2003. Investment fee income for the nine months ended September 30, 2004 totaled $1,154,000 compared to $11,762,000 for the same period of 2003.
    Derivative Loss. FBL's derivative income totaled a loss of $8,463,000 in the third quarter of 2004, compared to derivative income of $2,078,000 in the third quarter of 2003. This decline primarily reflects a decrease in the change in the underlying equity market indices on which call options supporting our index annuity business are based. Income (loss) from call options are generally offset by corresponding changes in index product benefits.
    Realized Gains on Investments. In the third quarter of 2004, FBL recognized net realized gains on investments of $601,000. This compares to net realized losses on investments of $318,000 in the third quarter of 2003. Third quarter 2004 realized gains include realized gains from sales of securities of $1,855,000, realized losses from sales of securities of $26,000 and realized losses from the write-down of a security that became other-than-temporarily impaired of $1,228,000.
    Benefits and Expenses. Benefits and expenses totaled $136,873,000 in the third quarter of 2004, compared to $135,488,000 in the third quarter of 2003. This increase is due primarily to an increase in the volume of annuity business in force, partially offset by a reduction in index product benefits and interest crediting rates on interest sensitive products. Other underwriting, acquisition and insurance expenses increased and include approximately $1,500,000 in expenses associated with the expansion of the EquiTrust Life distribution channel.
    Income from Equity Investments. Equity income, net of related income taxes, was $487,000 in the third quarter of 2004, compared to $1,534,000 in the third quarter of 2003. Included in equity income is FBL's share of income and losses from investments in various partnerships and joint ventures, the majority of which are booked a quarter in arrears. Prior to 2004, equity income included FBL's share of American Equity Investment Life Holding Company's earnings, which totaled $1,357,000, net of taxes, in the third quarter of 2003. Following American Equity's initial public offering in December 2003, FBL's ownership percentage decreased. As a result, FBL no longer accounts for its investment under the equity method of accounting and this investment in American Equity is now marked to market in accordance with FAS 115.
    Operating Results by Segment. FBL's operating results for the third quarter of 2004 reflect a decline in all segments with the exception of the variable segment, which had an increase in pre-tax operating income. Further detail by segment is provided in FBL's financial supplement, which is available on FBL's web site, www.fblfinancial.com.
    Assets Total $8.8 Billion. Total assets increased $843 million to $8.8 billion at September 30, 2004, from $7.9 billion at December 31, 2003. At September 30, 2004, 95 percent of the fixed maturity securities in FBL's investment portfolio were investment grade debt securities. Book value per common share, with securities at cost, increased five percent to $23.17 at September 30, 2004, from $22.11 at December 31, 2003, while book value per common share, with securities at market, increased six percent to $27.96 at September 30, 2004, from $26.42 at December 31, 2003, reflecting an increase in unrealized appreciation on fixed maturity securities.
    Earnings Outlook. While subject to volatility resulting from a number of factors, including mortality experience and investment results, FBL maintains its full year 2004 net income and operating income guidance of a range of $1.80 to $1.90 per common share.
    Conference Call. FBL management will hold a conference call with investors to discuss third quarter 2004 results. The call will be held tomorrow, November 2, 2004, at 11 a.m. Eastern Time. The call will be webcast over the Internet, and a replay will be available on FBL's web site, www.fblfinancial.com.
    The statements in this release concerning FBL's prospects for the future are forward-looking statements that involve certain risks and uncertainties, including the continued acceptance of FBL's insurance products by customers, the continued success of FBL's marketing efforts, the marketing success of FBL's alliance partners, and fluctuations in mortality experience and investment results. These forward-looking statements are based on assumptions which FBL Financial Group believe to be reasonable. No assurance can be given that the assumptions will prove to be correct, and the difference between assumptions and actual results could be material.
    FBL Financial Group (www.fblfinancial.com) is a holding company whose primary operating subsidiaries are Farm Bureau Life Insurance Company and EquiTrust Life Insurance Company. FBL underwrites, markets and distributes life insurance, annuities and mutual funds to individuals and small businesses. In addition, FBL manages all aspects of three Farm Bureau affiliated property-casualty insurance companies for a management fee. FBL's three-pronged growth strategy includes (1) internal growth within its traditional Farm Bureau distribution network, (2) alliances and other distribution channels and (3) consolidations.



                       FBL FINANCIAL GROUP, INC.
             CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
             (Dollars in thousands, except per share data)


                                                  Three months ended
                                                       Sept. 30,
                                                   2004        2003
                                               ----------- -----------
REVENUES
 Interest sensitive and index product charges     $22,437     $21,027
 Traditional life insurance premiums               31,337      31,232
 Accident and health premiums                          27          65
 Net investment income                            106,807      98,541
 Derivative income (loss)                          (8,463)      2,078
 Realized gains (losses) on investments               601        (318)
 Other income                                       5,531       3,980
                                               ----------- -----------
   Total revenues                                 158,277     156,605
BENEFITS AND EXPENSES
 Interest sensitive and index product benefits     57,789      62,664
 Traditional life insurance and accident and
  health benefits                                  20,519      19,377
 Increase in traditional life and accident and
  health future policy benefits                     8,567       7,069
 Distributions to participating policyholders       5,845       6,381
 Underwriting, acquisition and insurance
  expenses                                         36,434      33,965
 Interest expense                                   3,171       2,406
 Other expenses                                     4,548       3,626
                                               ----------- -----------
   Total benefits and expenses                    136,873     135,488
                                               ----------- -----------
                                                   21,404      21,117
Income taxes                                       (7,414)     (7,921)
Minority interest in earnings of subsidiaries         (26)         11
Equity income, net of related income taxes            487       1,534
                                               ----------- -----------
Net income                                         14,451      14,741
Dividends on Series B preferred stock                 (37)        (37)
                                               ----------- -----------
Net income applicable to common stock             $14,414     $14,704
                                               =========== ===========

Earnings per common share - assuming dilution       $0.49       $0.51
                                               =========== ===========

Weighted average common shares                 28,657,703  27,993,153
Effect of dilutive securities                     494,531     638,588
                                               ----------- -----------
Weighted average common shares - diluted       29,152,234  28,631,741
                                               =========== ===========


                       FBL FINANCIAL GROUP, INC.
             CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
             (Dollars in thousands, except per share data)


                                                   Nine months ended
                                                       Sept. 30,
                                                   2004        2003
                                               ----------- -----------
REVENUES
 Interest sensitive and index product charges     $66,757     $62,277
 Traditional life insurance premiums               99,809      97,886
 Accident and health premiums                         285         391
 Net investment income                            305,735     296,458
 Derivative income (loss)                          (6,310)      7,713
 Realized gains (losses) on investments             1,294      (1,434)
 Other income                                      15,614      12,411
                                               ----------- -----------
   Total revenues                                 483,184     475,702
BENEFITS AND EXPENSES
 Interest sensitive and index product benefits    184,010     190,223
 Traditional life insurance and accident and
  health benefits                                  63,401      58,008
 Increase in traditional life and accident and
  health future policy benefits                    26,118      25,462
 Distributions to participating policyholders      18,676      20,620
 Underwriting, acquisition and insurance
  expenses                                        110,972      96,845
 Interest expense                                   8,169       2,632
 Other expenses                                    13,778      10,940
                                               ----------- -----------
   Total benefits and expenses                    425,124     404,730
                                               ----------- -----------
                                                   58,060      70,972
Income taxes                                      (18,321)    (24,004)
Minority interest in earnings (loss) of
 subsidiaries:
 Dividends on company-obligated mandatorily
  redeemable preferred stock of subsidiary
  trust                                                 -      (2,425)
 Other                                                (68)         22
Equity income, net of related income taxes            975       3,751
                                               ----------- -----------
Net income                                         40,646      48,316
Dividends on Series B and C preferred stock          (112)     (2,259)
                                               ----------- -----------
Net income applicable to common stock             $40,534     $46,057
                                               =========== ===========

Earnings per common share - assuming dilution       $1.39       $1.62
                                               =========== ===========

Weighted average common shares                 28,551,668  27,905,979
Effect of dilutive securities                     561,854     526,080
                                               ----------- -----------
Weighted average common shares - diluted       29,113,522  28,432,059
                                               =========== ===========


                       FBL FINANCIAL GROUP, INC.
     RECONCILIATION OF NET INCOME TO OPERATING INCOME (Unaudited)
             (Dollars in thousands, except per share data)


                                                    Three months ended
                                                         Sept. 30,
                                                      2004      2003
                                                    --------  --------

Net income applicable to common stock               $14,414   $14,704
Adjustment:
 Net realized (gains) losses on investments (1)        (241)       94
                                                    --------  --------
Operating income applicable to common stock         $14,173   $14,798
                                                    ========  ========

Operating earnings per common share - assuming
 dilution                                             $0.49     $0.52
                                                    ========  ========

                                                    Nine months ended
                                                         Sept. 30,
                                                      2004      2003
                                                    --------  --------

Net income applicable to common stock               $40,534   $46,057
Adjustment:
 Net realized (gains) losses on investments (1)        (337)    1,084
                                                    --------  --------
Operating income applicable to common stock         $40,197   $47,141
                                                    ========  ========

Operating earnings per common share - assuming
 dilution                                             $1.38     $1.66
                                                    ========  ========

(1) Net of adjustments for that portion of amortization of deferred policy acquisition costs, deferred sales inducements, value of insurance in force acquired, unearned revenue reserve and income taxes attributable to such gains/losses.


                       FBL FINANCIAL GROUP, INC.
           CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
             (Dollars in thousands, except per share data)


                                              Sept. 30,   December 31,
                                                2004         2003
                                             ------------ ------------
Assets
Investments                                   $7,286,784   $6,341,701
Cash and cash equivalents                         22,131      233,858
Deferred policy acquisition costs                571,484      530,580
Deferred sales inducements                        66,106       39,143
Other assets                                     339,546      340,016
Assets held in separate accounts                 505,637      463,772
                                             ------------ ------------
Total assets                                  $8,791,688   $7,949,070
                                             ============ ============

Liabilities and stockholders' equity
Policy liabilities and accruals               $6,426,305   $5,780,251
Other policyholders' funds                       544,828      521,816
Debt                                             262,803      185,480
Other liabilities                                246,755      249,763
Liabilities related to separate accounts         505,637      463,772
                                             ------------ ------------
Total liabilities                              7,986,328    7,201,082

Minority interest in subsidiaries                    186          161

Stockholders' equity                             805,174      747,827
                                             ------------ ------------
Total liabilities and stockholders' equity    $8,791,688   $7,949,070
                                             ============ ============

Book Value Per Share, securities at market        $27.96       $26.42
                                             ============ ============
Book Value Per Share, securities at cost (2)      $23.17       $22.11
                                             ============ ============

Common Shares Outstanding                     28,688,848   28,190,918
                                             ============ ============

(2) Book value per share with securities at cost, a non-GAAP financial measure, is based on stockholders' equity excluding the effect of accumulated other comprehensive income, which was $137.3 million at September 30, 2004 and $121.6 million at December 31, 2003. Since accumulated other comprehensive income fluctuates from quarter to quarter due to unrealized changes in the fair market value of investments caused principally by changes in market interest rates, FBL believes this non-GAAP financial measure provides useful supplemental information.


    FFG-1

    CONTACT: FBL Financial Group, Inc., West Des Moines
             Investor Relations:
             Kathleen Till Stange, 515-226-6780
             ktillstange@fbfs.com